EXHIBIT 99.1

Reading International Announces $100 million Revenue Milestone

•   Revenue for the full year 2004 was up 9.9% over 2003, to $103 million
•   EBITDA(1) was positive for the twelfth consecutive quarter

Los Angeles, California, — (PR NEWSWIRE) – March 17, 2005 – Reading International, Inc. (AMEX: RDI) announced today a record revenue of $103 million, for the year ended December 31, 2004 and the twelfth consecutive quarter of positive EBITDA for its fourth quarter ended December 31, 2004.

Twelve Month 2004 Highlights

•	Revenue milestone at $103.0 million, 9.9% higher than 2003.

•	Strong positive EBITDA at $9.4 million for the year.

•	Added 64 screens in twelve cinemas, in Australia and New Zealand, representing a 43.2% increase in our screens servicing these markets.

Fourth Quarter 2004 Highlights

•	Revenue at $26.5 million increased 6.7% compared to $24.8 million in Q4 2003.

•	Twelfth consecutive quarter of positive EBITDA(1) at $1.1 million for the quarter.

Fourth Quarter 2004 Discussion

     Revenue grew 6.7% to $26.5 million from $24.8 million in the 2003-quarter, assisted by currency effects and despite down quarters in the cinema exhibition aspects of our US and Puerto Rico operations. Revenue in Australia grew strongly even without the added assistance from currency and a full quarter of our Anderson acquisition. In New Zealand, as in Australia,

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

currency positively affected our revenue, which was also enhanced by a full quarter of revenue from our Movieland acquisition. In the US, Australia and New Zealand real estate income was strong for the quarter, reflecting higher retail tenancy rentals and occupancy rates.

     We acquired the “Anderson Circuit” in July and the “Movieland Circuit” in September. We have been working to integrate and relaunch those cinemas as Reading cinemas. This relaunching and repositioning process and changeover in management has, not surprisingly, produced operating results for this transitional period that were materially below the historical operating results on which these cinemas were purchased. However, we continue to believe that upon full integration, relaunching and the bringing to bear of our greater purchasing power, these cinemas will produce operating results superior to the results on which basis they were purchased.

     We achieved our twelfth consecutive quarter of positive EBITDA(1), since the close of our consolidation transaction at the end of 2001. At $1.1 million, it was $1.6 million or 61.5% lower than last year’s quarter. However, this year’s quarter was negatively affected by several non-recurring expenses, as well as certain expenses that were significantly higher than the prior year:

•	Pre-opening expenses for our two newly opened cinemas, Westlakes and Rhodes in Australia, amounted to $223,000. As these cinemas opened in December, the income generated from these cinemas was minimal;

•	Bank fees associated with financing activities that ultimately were not consummated due to our decision to pursue alternative financing opportunities amounted to $165,000;

•	Duplicate salaries and severance payments relating to a major change-over in executive personnel at our Australian operation amounted to $206,000;

•	Sarbanes Oxley implementation and associated first year audit costs totaled $350,000; and

•	Loss on sales totaling $506,000, relating to certain of the properties historically used in our discontinued railroad operations.

     Revenue grew by 6.7% to $26.5 million from $24.8 million in the 2003-quarter. A disappointing fourth quarter in the US, where cinema revenue was down $947,000 compared to the 2003-quarter, was driven by our inability to license certain first-line movies as a result of our on-going antitrust dispute with several major distributors. US revenue was bolstered by a strong rental income from our live theater properties which was $749,000 higher than the 2003-quarter. Puerto Rico cinema revenue was down $523,000 as a direct result of competitive pressure. Australia and New Zealand, with the help of a full quarter from both the “Anderson” and “Movielands” acquisitions and a small amount of positive currency effect, were $2.3 million higher than the comparable 2003-quarter. Likewise, the retail rental income from the two countries was $713,000 higher than the 2003-quarter, reflecting higher tenancy rentals and higher occupancy rates.

     As a percent of revenue, operating expense remained constant at 76.4% in the 2004 quarter compared to 76.6% in the 2003 quarter. Increased rental revenue from our real estate holdings due to higher occupancy factors and renegotiated rent levels, without a corresponding increase in expense, was a contributing factor.

     Depreciation and amortization was down by $864,000 or 19.3% from $4.5 million to $3.6 million for the 2004 quarter. This decrease reflects the accelerated write down in the

2003-quarter, of the $5.0 million option fee we paid in 2000, to acquire the option to purchase certain cinema and real estate assets in Manhattan. The option fee was reduced to reflect the sale to third parties of two of the underlying cinema assets.

     General and administrative expense grew $862,000 or 21.3%, from $4.0 million to $4.9 million in the 2004 quarter. This increase was due to several non-recurring expenses as well as certain expenses that were significantly higher than prior year, as discussed above.

     The only other significant drivers that effected the 2004 quarter compared to the 2003 quarter were:

•	in the 2004 quarter, $511,000 of increased interest expense, driven by higher borrowings and interest rates;

•	in the 2004 quarter, loss on sales totaling $506,000, relating to certain of the properties historically used in our discontinued railroad operations; and

•	in the 2003 quarter, a $450,000 insurance refund for prior year claims.

     As a result of the above, we reported a $4.4 million net loss for the 2004 quarter compared to a $2.9 million loss in the 2003-quarter. Our EBITDA(1) at $1.1 million for the 2004 quarter, compared to $2.7 million for the 2003 quarter, although lower than prior year quarter was, in our view given the circumstances, a very positive result.

Twelve Month 2004 Summary

•	We achieved a milestone event by reaching $103.0 million in revenue. This was an increase of $9.2 million or 9.9% compared to the $93.7 million in the 2003 twelve month period. US revenue was affected significantly during the whole year, by our inability to show certain first-line movies released by Fox and/or Universal as a result of our on-going antitrust dispute with several major distributors. This was the principal driver of a $4.1 million reduction in cinema revenue in the US. Retail rental income in the US was slightly higher from year-to-year, reflecting higher tenancy rentals and occupancy rates. Competitive action in Puerto Rico, including the opening of two new competitive cinemas, coupled with lack of blockbuster product compared to 2003, accounted for the majority of the $1.4 million reduction in cinema revenue. Australia and New Zealand assisted by the effects of currency movements and the July and September acquisitions grew cinema revenue by $11.2 million and retail rental income, reflecting higher tenancy rentals and occupancy rates, by $3.3 million.

•	As a percent of revenue, operating expense remained constant from year-to-year at 77.5% in 2004 compared to 77.3% in 2003. Geographically, all countries were constant from year-to-year; the slight increase being caused by a minimally higher percentage in New Zealand in 2004, driven by the “Movielands” acquisition which as of the year-end had not been fully integrated into our operations and, accordingly, had not yet benefited fully from our greater “buying power”.

•	Depreciation and amortization grew to $12.9 million from $12.0 in 2003, driven by currency fluctuations and depreciation on newly acquired assets.

•	General and administrative expense increased to $16.2 million from $14.6 million in 2003. As was the case for the quarter, the year-to-year comparison has been affected by several non-recurring expenses as well as certain expenses that were significantly higher than prior year:

	2004	2003
Reported G&A expense	$16.238	$14.638
Litigation legal fee settlements	1.375	0.518
Increased legal fees	(0.639)	0.0
Duplicate salaries and severance	(0.540)	0.0
SOX implementation and audit	(0.520)	0.0
Bank borrowing (not taken up) fees	(0.165)	0.0
New cinema pre-opening expenses	(0.223)	0.0
Development costs and Stamp Duty	(0.246)	0.0

Adjusted G&A expense	$15.280	$15.156

In addition, the increase in the value of the Australian and New Zealand dollars increases our 2004 expenses compared to 2003. The litigation settlements derive, in 2004 from settlements with several plaintiffs as part of our antitrust litigation in the US; and in 2003, from our settlement with plaintiffs as part of our antitrust litigation in Australia. Increased legal fees were predominantly in connection with the antitrust litigation in the US.

•	Other income at $2.6 million, primarily made up of equity earnings from affiliates and realized currency gains, less the impairment reserve, was lower when compared to the 2003 $3.8 million, primarily made up of equity earnings from affiliates, the Australian trade practice settlement and proceeds from the sale of one of our leasehold estates in Manhattan. Conversely, net interest expense at $3.9 million in 2004 was higher than the $3.4 million in 2003, because of higher debt and interest rates.

•	Net loss increased to $8.5 million, or $0.39 per share, from a loss of $5.9 million, or $0.27 per share in 2003.

•	EBITDA(1) for 2004 as reported, at $9.4 million was down when compared to 2003. However, when adjusted for items discussed above then the real growth in our EBITDA is evident:

	2004	2003
Reported EBITDA	$9.399	$10.209
Net G&A adjustments as above	0.958	(0.518)
Loss on sale of assets	0.506	0.0
Antitrust and trade practices settlement	0.0	(2.259)
Leasehold sale proceeds	0.0	(0.500)

Adjusted EBITDA	$10.863	$6.932

     In summary, our revenues have risen to above $100 million and our EBITDA is growing from year-to-year, however we have not yet been able to translate this into a stronger bottom line result, for the following reasons:

•	The results of our cinema operations in the US were unusually poor, due to the impact of the anti-trust litigation and its impact on our access to Fox and Universal film product. Now that we have achieved settlement with Fox and Universal, we expect that things will return more to normal;

•	We have not yet fully integrated the Anderson and Movieland circuits and have not yet realized the synergies that we anticipate in 2005. Indeed, we have realized higher costs and expenses as we have worked to integrate these cinemas into our system;

•	As we continue to grow, we continue to incur start-up costs inherent in bringing new projects, whether cinema or real estate, on line. We enjoyed unusual growth in 2004 and as a result, these costs as discussed above, were higher than in prior years;

•	Our depreciation and amortization is going up as we continue to increase our asset base; and

•	As discussed in more detail above, we had certain non-recurring and/or significantly higher expenses than prior year.

Balance Sheet

     Total assets at December 31, 2004 were $230.2 million compared to $222.9 million at December 31, 2003. The currency exchange rates for Australia and New Zealand as of December 31, 2004 were $0.7709 and $0.7125, respectively, and as of December 31, 2003, these rates were $0.7520 and $0.6557, respectively. As a result, currency had an overall positive effect on the balance sheet at December 31, 2004 compared to December 31, 2003.

     Cash and cash equivalents were down approximately $9.4 million at $12.3 million compared to $21.7 million at December 31, 2003. The decrease in cash was primarily driven by:

•	Cash used in the purchase of the Anderson circuit ($6.9 million) and the related fit-out costs of two new cinemas ($3.8 million) totaling $10.7 million;

•	Cash used in the purchase of the Movieland circuit and related fee interests of $13.7 million;

•	Cash of $1.1 million paid for the acquisition of land adjacent to our Newmarket property in Brisbane, Australia;

•	Cash of $1.4 million expended on the Newmarket development project (an approximately 95,000 square foot shopping center located in a suburb of Brisbane, Australia), to date;

•	Cash of $800,000 deposited in connection with our acquisition of the Cinemas 1, 2 and 3 fee interest in Manhattan;

•	Cash of $2.3 million paid as our 25% ownership equity in the redevelopment of the property located on 57th Street just below 3rd Avenue in Manhattan as an approximately 110,000 square foot condominium complex;

     offset by

•	Net borrowings increase of $21.2 million primarily from increased borrowings in Australia and New Zealand.

     In addition, we have sufficient borrowing capacity under our new corporate facility from our Australian bank, to recoup substantially all of the working capital that we have invested in our 2004 Australian acquisition, if we so choose. At the present time we have approximately $15.0 million in undrawn funds under our Australian credit facility.

     As a result of the above, our negative working capital has grown to $5.8 million compared to $0.2 million at December 31, 2003. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

     The resulting stockholders’ equity was $102.0 million at December 31, 2004 compared to $108.5 at December 31, 2003.

     As a result of our acquisitions in 2004 and including cinemas that are to be fitted-out under current heads of agreement, we will increase the size of our worldwide circuit (including all cinemas, whether wholly owned, consolidated, unconsolidated or managed) to fifty cinemas with 337 screens.

Subsequent Events

     In January 2005, we entered into a purchase and sale agreement providing for the sale of our Brand Blvd. office building in Glendale, California for 21.0 million. Our Brand property is currently subject to a first mortgage in the amount of approximately $10.2 million. It is currently our intention to complete a so called “1031 exchange” of the Brand property for the fee, ground lease and building comprising the Cinemas 1, 2 & 3 property.

     In relation to the land element of the Cinemas 1, 2 & 3 property, in January 2005, we increased our deposit down payment on the property from $800,000 to $4.0 million and agreed to an increase in the purchase price from $12.0 million to $12.2 million. In return we achieved an extension of the contract period until June 01, 2005.

     In February 2005 we sold the 2-screen cinema located on the outskirts of Melbourne, known as the Colac Cinema, for AUS$250,000. This cinema was purchased by us in July 2004 as part of the Anderson circuit acquisition, but was never part of our on-going operational strategy.

Russell 3000® Index

     On July 1, 2003 Reading International, Inc. joined the Russell 3000® Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000®. The largest 1,000 companies in the ranking comprise the Russell 1000® Index while the remaining 2,000 companies become the widely used Russell 2000® Index. On July 1, 2004, Reading International, Inc. was reaffirmed as a member of the Russell 2000® Index for the 2004/5 year.

About Reading International, Inc.

     Reading International is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia, New Zealand, and Puerto Rico; and

•	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

     Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

•	Reading brand,

•	Angelika Film Center brand (http://angelikafilmcenter.com/), and

•	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/),

•	in New Zealand, under the

•	Reading (http://www.readingcinemas.co.nz) and

•	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands,

•	and in Puerto Rico, under the CineVista brand.

     Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

     These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

     Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

•	The number and attractiveness to movie goers of the films released in future periods;

•	The amount of money spent by film distributors to promote their motion pictures;

•	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

•	The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

•	The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

•	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

•	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

•	The availability and cost of labor and materials;

•	Competition for development sites and tenants; and

•	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•	With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

•	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

•	The relative values of the currency used in the countries in which we operate;

•	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

•	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

•	Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

•	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

•	Changes in applicable accounting policies and practices.

     The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

     Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

     Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

     Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-GAAP financial measures.” In such case, a reconciliation of this information to our GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235 2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
Statements of Operations	December 31,			December 31,
	2004		2003	2004		2003
Revenue	$26,480		$24,828	$102,982		$93,739
Operating expense
Cinema and real estate	20,234		19,015	79,797		72,438
Depreciation and amortization	3,621		4,486	12,899		12,003
General and administrative	4,905		4,043	16,238		14,638

Operating loss	(2,282)		(2,716)	(5,952)		(5,340)
Interest expense, net	1,512		1,000	3,917		3,423
Other expense (income)	420		(1,033)	(2,564)		(3,795)
Income tax expense	284		104	1,046		711
Minority interest (income) expense	(133)		71	112		249

Net loss	$(4,364)		$(2,858)	$(8,463)		$(5,928)

Basic and diluted loss per share	$(0.20)		$(0.12)	$(0.39)		$(0.27)

EBITDA*	$1,053		$2,732	$9,399		$10,209

EBITDA change		-$1,679			-$810

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, and depreciation and amortization expense.

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net loss	$(4,364)	$(2,858)	$(8,463)	$(5,928)
Add: Interest expense, net	1,512	1,000	3,917	3,423
Add: Income tax expense	284	104	1,046	711
Add: Depreciation and amortization	3,621	4,486	12,899	12,003

EBITDA	$1,053	$2,732	$9,399	$10,209

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations for the Three Years Ended December 31, 2004
(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2004	2003	2002

Operating revenue
Cinema	$87,257	$81,464	$75,717
Real estate	15,725	12,275	10,683
Other	—	—	86

Total operating revenue	102,982	93,739	86,486

Operating expense
Cinema	72,476	65,002	62,845
Real estate	7,321	7,436	6,482
Depreciation and amortization	12,899	12,003	8,705
General and administrative	16,238	14,638	14,431

Total operating expense	108,934	99,079	92,463

Operating loss	(5,952)	(5,340)	(5,977)

Non-operating income (expense)
Interest income	845	808	512
Interest expense	(4,762)	(4,231)	(3,288)
Earnings from investment advances to agricultural partnerships	—	—	1,110
Net gain on sale of marketable securities	—	235	—
Net (loss) gain on sale of assets	(114)	148	—
Other income (expense)	998	2,824	(55)

Loss before minority interest, income taxes and equity earnings of unconsolidated investments	(8,985)	(5,556)	(7,698)
Minority interest	112	249	461

Loss before income taxes and equity earnings of unconsolidated investments	(9,097)	(5,805)	(8,159)
Income tax expense	1,046	711	6

Loss before equity earnings	(10,143)	(6,516)	(8,165)
Equity earnings of unconsolidated investments	1,680	588	211

Net loss	$(8,463)	$(5,928)	$(7,954)

Basic and diluted — loss per share	$(0.39)	$(0.27)	$(0.36)
Weighted average number of shares outstanding	21,948,065	21,860,222	21,821,236

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2004 and 2003
(U.S. dollars in thousands)

	December 31,
	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$12,292	$21,735
Receivables	7,145	4,787
Inventory	804	518
Investment in marketable securities, at cost	29	85
Restricted cash	815	456
Prepaid and other current assets	3,185	2,161

Total current assets	24,270	29,742
Rental property, net	7,396	7,916
Property & equipment, net	133,660	122,546
Property held for development	27,346	24,364
Investment in unconsolidated joint ventures	7,352	3,407
Note receivable due from related party	—	13,000
Capitalized leasing costs	297	411
Goodwill	13,816	5,090
Intangible assets, net	11,957	12,248
Other non-current assets	4,133	4,142

Total assets	$230,227	$222,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$15,341	$13,222
Film rent payable	4,144	4,489
Notes payable – current portion	610	1,930
Income taxes payable	7,157	7,546
Deferred current revenue	2,227	1,561
Other current liabilities	599	1,148

Total current liabilities	30,078	29,896
Notes payable – long-term portion	82,642	69,215
Deferred non-current revenue	733	1,143
Other non-current liabilities	11,294	9,633

Total liabilities	124,747	109,887

Commitments and contingencies
Minority interest in consolidated affiliates	3,470	4,488
Stockholders equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 34,444,167 issued and 20,452,733 outstanding at December 31, 2004 and 33,858,310 issued and 19,866,876 outstanding at December 31, 2003	205	199
Class B Voting Common stock, par value $0.01, 20,000,000 shares authorized, 2,198,761 issued and 1,545,506 outstanding at December 31, 2004 and 2,685,669 issued and 2,032,414 outstanding at December 31, 2003	15	20
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares at December 31, 2004 and 2003	—	—
Additional paid-in capital	124,307	123,516
Accumulated deficit	(54,903)	(46,440)
Accumulated other comprehensive income	32,386	31,196

Total stockholders equity	102,010	108,491

Total liabilities and stockholders equity	$230,227	$222,866